Report of Independent Auditors

To the Board of Directors of
The Singapore Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Singapore Fund, Inc.'s (the "Fund's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 29, 2004. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 29, 2004, and with respect to agreement of security purchases and sales, for the period from August 26, 2004 (the date of our last examination) through October 29, 2004:

-	Confirmation of all securities held for the Fund by The
Central Depository (Pte) Limited ("CDP") in book entry form;

-	Confirmation of all such securities held for the Fund by
the Sub-Custodian, DBS Bank Ltd. ("DBS Bank");

-	Confirmation of cash held at Citibank Singapore N.A. and
the Bank of New York;

-	Confirmation of all securities out for transfer with
brokers or validation of open trades through subsequent liquidation;

-	Reconciliation of all such securities held by CDP in book
entry form to the confirmation received from DBS Bank;

-	Reconciliation of all such securities and cash to the
books and records of the Fund;

-	Selection of three security purchases and three security
sales since our last report from the books and records of the Fund noting settlement of these transactions through a review of the Sub-Custodian's cash statement.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that The Singapore Fund, Inc. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 29, 2004, with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




PricewaterhouseCoopers LLP
New York, New York
December 13, 2004

To the Board of Directors of
The Singapore Fund, Inc.
December 13, 2004


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